Corebridge Financial Closes on Individual Retirement Variable Annuity Transaction with Venerable

HOUSTON – January 5, 2026 – Corebridge Financial, Inc. (“Corebridge” or the “Company”) (NYSE: CRBG) today announced that it has successfully closed on the final portions of the previously announced agreement with Corporate Solutions Life Reinsurance Company, an insurance subsidiary of Venerable Holdings, Inc. (“Venerable”), including the reinsurance of all the Individual Retirement variable annuities issued by The United States Life Insurance Company in the City of New York (“USL”), a Corebridge insurance company subsidiary, and the sale of a related investment adviser and manager (SAAMCo).

Today’s announcement builds on the August 2025 close of the largest component of the transaction, reinsuring all the Individual Retirement variable annuities issued by American General Life Insurance Company (“AGL”), a Corebridge insurance company subsidiary.

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About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $380 billion in assets under management and administration as of September 30, 2025, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn, YouTube and Instagram.

Contacts
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Paul Miles (Media): media.contact@corebridgefinancial.com